                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Workflow Management, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                    [LOGO]
                            WORK FLOW MANGEMENT, INC.


                                August 20, 2001



Dear Fellow Stockholders:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders of Workflow Management, Inc. (the "Company") to be held on Monday, October 1, 2001, at 9:30 a.m., Eastern Time, at the Palm Beach Gardens Marriott Hotel, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410. The accompanying Notice and Proxy Statement describe the items of business to be considered at the Annual Meeting. Please read these documents carefully.

     Specifically, you will be asked to consider and approve two items of business: (i) the election of nine directors, each of whom will serve a one-year term and until their successors are duly elected and qualified and (ii) the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the 2002 fiscal year. The Board of Directors encourages you to read carefully the enclosed Proxy Statement and to VOTE FOR all the matters to be considered at the Annual Meeting.

     We hope you can attend the Annual Meeting. Whether or not you plan to attend, please complete, sign, and date the enclosed Proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own. We look forward to seeing you at the Annual Meeting, and we appreciate your continued loyalty and support.

                                      Sincerely,

                                      WORKFLOW MANAGEMENT, INC.

                                      /s/ Thomas B. D'Agostino, Sr.
                                      --------------------------------
                                      Thomas B. D'Agostino, Sr.
                                      Chairman of the Board,
                                      President and Chief Executive Officer

                            WORKFLOW MANAGEMENT, INC.
                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held October 1, 2001

To Our Stockholders:

  The 2001 Annual Meeting of Stockholders of Workflow Management, Inc. (the "Company") will be held at the Palm Beach Gardens Marriott Hotel, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410, on Monday, October 1, 2001, at 9:30 a.m., Eastern Time, for the following purposes:

     1. To consider and vote upon the election of nine directors to serve a one-year term and until their successors are duly elected and qualified.

     2. To consider and vote upon the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the 2002 fiscal year.

     3. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on August 10, 2001, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. The Board of Directors of the Company unanimously recommends that stockholders vote FOR approval of each of the items indicated in 1. and 2. above.

     PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY VOTE EITHER IN PERSON OR THROUGH YOUR PROXY.

                                        By Order of the Board of Directors,

                                        /s/ Michael L. Schmickle
                                        ----------------------------------
                                        Michael L. Schmickle
                                        Secretary


August 20, 2001

                                PROXY STATEMENT

     This Proxy Statement and the enclosed proxy card ("Proxy") are furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Workflow Management, Inc. (the "Company") to be voted at the 2001 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Palm Beach Gardens Marriott Hotel, 4000 RCA Boulevard, Palm Beach Gardens, Florida 33410, at 9:30 a.m., Eastern Time, on Monday, October 1, 2001, and at any adjournments of the Annual Meeting, for the purposes set forth in the accompanying Notice of Meeting.

     Only stockholders of record at the close of business on August 10, 2001 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. We intend to mail this Proxy Statement and the accompanying Proxy on or about August 20, 2001.

REVOCABILITY OF PROXY

     Execution of the enclosed Proxy will not affect a stockholder's right to attend the Annual Meeting and vote in person. If your Proxy is properly signed, received by the Company and not revoked by you, the shares to which it pertains will be voted at the Annual Meeting in accordance with your instructions. If a stockholder does not return a signed Proxy, his or her shares cannot be voted by proxy.

SOLICITATION OF PROXIES

     The cost of soliciting Proxies will be borne by the Company. The Company has retained D.F. King & Co., Inc., 77 Water Street, New York, New York 10005-4495, to assist in the solicitation of Proxies and the counting of Proxies for a fee of approximately $4,000 plus out of pocket expenses. In addition to solicitation by mail, we will request banks, brokers and other custodians, nominees and fiduciaries to send proxy materials to the beneficial owners of our common stock ("Common Stock" or "Company Common Stock") and to secure their voting instructions if necessary. The Company, upon request, will reimburse them for their expenses in so doing. Officers and regular employees of the Company may solicit Proxies personally, by telephone or by telegram from some stockholders if Proxies are not received promptly, for which no additional compensation will be paid.

VOTING SHARES AND VOTE REQUIRED

     On the Record Date, the Company had 13,018,109 shares of Common Stock outstanding. Each share of Common Stock is entitled to one vote on each matter presented at the Annual Meeting. Under the laws of Delaware, the Company's state of incorporation, shares present in person or represented by Proxy and entitled to vote are determinative of the outcome of the matter subject to vote. Directors are elected by a plurality of shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting. The affirmative vote of a majority of shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of auditors. We will count abstentions, broker non-votes, and withheld votes in determining whether a quorum exists for the transaction of business at the Annual Meeting. Abstentions and withheld votes will be, but broker non-votes will not be, considered shares present in person or represented by proxy based on the Company's understanding of state law requirements and the Company's Certificate of Incorporation and Bylaws.

     All stockholder meeting proxies, ballots and tabulations that identify individual stockholders are kept secret and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements and the laws of Delaware. Votes will be counted and certified by the inspectors of election, Michael L. Schmickle and James E. Hurley, as required under Delaware law.

     Unless specified otherwise, Proxies will be voted (i) FOR the election of the nine nominees to serve as directors of the Company for a one-year term and until their successors are duly elected and qualified, and (ii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the 2002 fiscal year. In the discretion of the Proxy holders, the Proxies will also be voted for or against such other matters as may properly come before the Annual Meeting. Management is not aware of any other matters to be presented for action at the Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of July 17, 2001, relating to the beneficial ownership of the Company's Common Stock by (i) each of the Company's director-nominees and named executive officers who own Common Stock,
(ii) all of the Company's director-nominees and executive officers as a group, and (iii) any other person known by the Company to own beneficially 5% or more of the Company's Common Stock. For purposes of the table, a named executive officer is any individual for whom compensation information is provided in the "Summary Compensation Table" appearing elsewhere in this Proxy Statement, regardless of whether such person is currently employed by the Company. Except as otherwise set forth below, the Company is not aware of any person or group of affiliated persons who owns more than 5% of the Common Stock of the Company. All of the Company's director-nominees and named executive officers receive mail at the Company's principal executive offices at 240 Royal Palm Way, Palm Beach, Florida 33480.

                                         Number of Shares                     Percent of
             Name                       Beneficially Owned               Outstanding Shares(1)
             ----                       ------------------               ---------------------
Thomas B. D'Agostino, Sr.                 1,557,081(2)                              10.97%
Thomas B. D'Agostino, Jr.                   338,840(3)                               2.55
Steve R. Gibson                             355,607(4)                               2.69
Michael L. Schmickle                        151,438(5)                               1.15
Claudia S. Amlie                            207,573(6)                               1.58
Richard M. Schlanger                        143,249(7)                               1.09
Thomas A. Brown, Sr.                         97,890(8)                                o

Gus J. James, II                             86,890(9)                                o
James J. Maiwurm                             67,390(10)                               o
Peter J. Pakuris                             54,337(11)                               o
Roger J. Pearson                             61,354(12)                               o
F. Craig Wilson                              83,890(13)                               o

Directors and Executive                   2,854,717(14)                             19.03
Officers as a Group
(10 Persons)

Benson Associates LLC                       666,200(15)                              5.12
111 SW 5th
Portland, OR 97204

Jonathan J. Ledecky                       1,345,495(16)                              9.53
1130 Connecticut Ave., N.W.
Suite 700
Washington, D.C. 20036



 o   Less than 1% ownership
(1) The number of shares of Common Stock deemed outstanding as of July 17, 2001 includes (i) 13,018,109 shares of Common Stock outstanding, (ii) an aggregate of 36,355 warrants exercisable at a nominal cost, issued in connection with the repayment of the Company's subordinated debt ("subordinated debt warrants"), and (iii) an aggregate of 3,310,230 shares issuable pursuant to options held by the respective person or group which are presently exercisable or which may be exercised within 60 days after July 17, 2001 (collectively, "presently exercisable options"), as set forth below. Pursuant to the rules of the Securities and Exchange Commission, presently exercisable options are deemed to be outstanding and to be beneficially owned by the person or group holding such options for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person or group.
(2) Includes 324,545 shares purchased with proceeds of an unsecured, full recourse loan granted by the Company pursuant to the Executive Stock Loan Program, options to purchase 1,150,630 shares that are currently exercisable and 30,606 subordinated debt warrants.
(3) Includes 83,033 shares purchased with proceeds of an unsecured, full recourse loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 246,875 shares that are currently exercisable.
(4) Includes 144,607 shares purchased with proceeds of an unsecured, full recourse loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 210,000 shares that are currently exercisable.
(5) Includes 33,211 shares purchased with proceeds of an unsecured, full recourse loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 114,580 shares that are currently exercisable.
(6) Includes 82,573 shares purchased with proceeds of an unsecured, full recourse loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 125,000 shares that are currently exercisable.
(7) Includes options to purchase 137,500 shares that are currently exercisable and 5,749 subordinated debt warrants.
(8) Includes 34,741 shares purchased with proceeds of an unsecured, full recourse loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 45,000 shares that are currently exercisable.
(9) Includes 34,741 shares purchased with proceeds of an unsecured, full recourse loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 45,000 shares that are currently exercisable.
(10) Includes 34,741 shares purchased with proceeds of an unsecured, full recourse loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 30,000 shares that are currently exercisable.
(11) Includes 34,741 shares purchased with proceeds of an unsecured, full recourse loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 18,750 shares that are currently exercisable.
(12) Includes options to purchase 45,000 shares that are currently exercisable.
(13) Includes 34,741 shares purchased with proceeds of an unsecured, full recourse loan granted by the Company pursuant to the Executive Stock Loan Program and options to purchase 45,000 shares that are currently exercisable.
(14) Includes the information in the notes herein, as applicable. Reflects (i) 873,276 shares held of record, (ii) 30,606 subordinated debt warrants, and
     (iii) 1,950,835 shares subject to presently exercisable options.
(15) Based on the most recently filed Schedule 13G filed by the beneficial owner with the Securities and Exchange Commission on February 13, 2001.
(16) Includes options to purchase 1,096,895 shares that are currently exercisable which were granted to Mr. Ledecky in connection with his service as a former director and employee of the Company.

                        PROPOSAL 1. ELECTION OF DIRECTORS

  All directors are elected for a one-year term and until their successors are duly elected and qualified. The persons nominated for election were selected by the Nominating Committee of the Board of Directors, which met one time to discuss nominees and propose a slate for election at the Annual Meeting. The Board of Directors recommends that the following nine nominees be elected as directors: Thomas A. Brown, Sr.; Thomas B. D'Agostino, Sr.; Thomas B. D'Agostino, Jr.; Steve R. Gibson; Gus J. James, II; James J. Maiwurm; Peter J. Pakuris; Roger J. Pearson; and F. Craig Wilson. Proxies received will be voted for the election of such nominees unless marked to the contrary. A stockholder who desires to withhold voting of the Proxy for all or one or more of the nominees may so indicate on the Proxy. All of the nominees are currently members of the Board of Directors and all nominees have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to serve, an event which is not anticipated, the Proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the number of directors will be reduced. For information regarding the Company's Bylaw provisions that govern stockholder nominations of director candidates, see "Submission of Proposals and Other Matters Related to 2002 Annual Meeting" elsewhere in this Proxy Statement.

Names of Nominees and Committee Memberships

  The following table sets forth the name, age, date of first election to the Board of Directors and Committee membership information for each nominee:

                                       Director        Audit      Compensation   Investment    Nominating
           Name               Age        Since       Committee     Committee      Committee    Committee
           ----               ---        -----       ---------     ---------      ---------    ---------
Thomas A. Brown, Sr.           59      04/29/98          X             X
Thomas B. D'Agostino, Sr.      58      04/29/98                                       X            X
Thomas B. D'Agostino, Jr.      34      09/09/99                                       X
Steve R. Gibson                42      09/09/99                                       X
Gus J. James, II               62      04/29/98          X                            X            X
James J. Maiwurm               52      09/09/99                        X
Peter J. Pakuris               55      07/10/00                        X              X            X
Roger J. Pearson               55      07/28/98          X                            X
F. Craig Wilson                51      04/29/98                                       X


     The Audit Committee is empowered by the Board of Directors to, among other things, recommend the firm to be employed by the Company as its independent auditor and to consult with such auditor regarding audits and the adequacy of internal accounting controls and financial management practices. The Audit Committee held four meetings in the Company's fiscal year ended April 30, 2001 ("Fiscal 2001"). Mr. Pearson serves as the Chairman of the Audit Committee.

     The Compensation Committee is empowered by the Board of Directors to (i) approve the salaries, bonuses and benefits for executive officers, (ii) determine the persons to whom stock options are granted, the number of shares subject to options and the appropriate vesting schedule, and (iii) review and approve employee benefit plans. The Compensation Committee also recommends to the Company's Board of Directors the compensation to be paid directors. The Compensation Committee held thirteen meetings in Fiscal 2001 and took certain actions by written consent. Mr. Brown serves as the Chairman of the Compensation Committee.

     The Investment Committee reviews all of the Company's proposed acquisitions and is empowered by the Board of Directors to approve acquisitions with a purchase price of up to $10,000,000. The Investment Committee also reviews and recommends to the Company's Board of Directors other investments made by the Company. The Investment Committee held ten meetings in Fiscal 2001. Mr. James serves as the Chairman of the Investment Committee.

     The Nominating Committee nominates persons to serve on the Company's Board of Directors to be elected by the stockholders at the Annual Meeting. The Nominating Committee met one time after Fiscal 2001 to discuss the nominees for the Annual Meeting. The Nominating Committee will consider nominees recommended by stockholders, subject to the Company's Bylaw provisions that govern stockholder nominations of Directors. Mr. D'Agostino, Sr. serves as the Chairman of the Nominating Committee. See "Submission of Proposals and Other Matters Related to 2002 Annual Meeting" elsewhere in this Proxy Statement.

Background and Experience

     The following information relates to the business background of the nine director-nominees. There is no arrangement or understanding between any director-nominees and any other person pursuant to which a director-nominee was selected. Thomas B. D'Agostino, Jr. is the son of Thomas B. D'Agostino, Sr. There are no other family relationships among any of the other director-nominees.

     Thomas A. Brown, Sr. served as the Vice President-Purchasing/Sourcing/ Logistics of Pfizer, Inc., a large pharmaceutical company, from May 1996 until January 2001. Mr. Brown has been retired since January 2001. From June 1991 until May 1996, Mr. Brown was Vice President-Procurement of Aetna, Inc., a national insurance company.

     Thomas B. D'Agostino, Sr. has served as Chairman of the Board of the Company since February 1998. He has simultaneously served as the Company's President and Chief Executive Officer for the greater part of his tenure as Chairman of the Board of the Company and he currently serves in this role. Mr. D'Agostino, Sr. was President of SFI Corp. ("SFI Corp."), an office consumables distribution company and predecessor of SFI of Delaware, LLC ("SFI"), a principal subsidiary of the Company, and SFI Corp.'s predecessor company, Forms & Peripherals, Inc., from 1972 until 1998. He was appointed President of U.S. Office Products Company's Print Management Division in January 1997 when U.S. Office Products Company acquired SFI. The Company was spun-off from U.S. Office Products Company on June 9, 1998.

     Thomas B. D'Agostino, Jr. has served as President and Chief Operating Officer of the Company's Workflow Solutions Division since December 1998. He has also served as President and Chief Executive Officer of the Company's iGetSmart.com, Inc. subsidiary since August 1999. Mr. D'Agostino, Jr. also served briefly as the Company's Co-President during Fiscal 2001. He served as President of SFI from 1998 to December 1999 and as Vice President of Sales of SFI from 1997 until 1998. From 1995 to 1997, he served as President of Hano Document Printers, Inc. ("Hano"), a business forms manufacturing company and former subsidiary of the Company.

     Steve R. Gibson was appointed President of the Company's Workflow Printing Division on May 1, 2001. Prior to his recent appointment, Mr. Gibson had served the Company at various times since April 1998 in the capacities of President, Chief Executive Officer, Co-President, Executive Vice President and Chief Financial Officer. From February 1997 until April 1998, Mr. Gibson was President of Cortez Financial Services, Inc., an investment banking company. From May 1985 until February 1997, he was employed in various positions at NationsBank Corporation, a predecessor to Bank of America, ultimately serving as Senior Vice President. Mr. Gibson is currently a director of Cortez III Service Corporation, an ESOP-owned government services provider, and serves as Chairman of its Compensation Committee. See "Compensation Committee Interlocks and Insider Participation."

     Gus J. James, II is the President, Chairman and shareholder of the law firm of Kaufman & Canoles in Norfolk, Virginia. Mr. James has practiced law with Kaufman & Canoles since 1967. See "Certain Relationships and Related Transactions."

     James J. Maiwurm is the Managing Partner of the Tysons Corner, Virginia office of Squire, Sanders & Dempsey L.L.P. From April 1999 to December 2000, Mr. Maiwurm was President and Chief Executive Officer of Kaiser Group International, Inc., an international engineering and construction management company ("Kaiser"). Kaiser was reorganized under Chapter 11 of the U.S. Bankruptcy Code earlier in 2001. He has been Chairman of the Board of Directors of Kaiser and its successor, Kaiser Group Holdings, Inc., since June 1999. From August 1998 until he was elected as Kaiser's President and Chief Executive Officer, Mr. Maiwurm was a partner of the law firm of Squire, Sanders & Dempsey L.L.P. in Washington, D.C. Prior to August 1998, he was a partner of the law firm of Crowell & Moring LLP in Washington, D.C. Mr. Maiwurm is a member of the Board of Managers of Kaiser-Hill Company, LLC, Denver, Colorado, a contractor with the U.S. Department of Energy; a director of Cortez III Service Corporation, an ESOP-owned government services provider; and a member of the Board of Trustees of Davis Memorial Goodwill Industries, Washington, D.C., a non-profit entity.

     Peter J. Pakuris has served as President of Prescott & Forbes, a Philadelphia, Pennsylvania based firm specializing in business brokerage, corporate consulting and investment real estate services, since 1986.

     Roger J. Pearson has been engaged in the practice of law in Stamford, Connecticut, since 1978. Mr. Pearson has been an attorney-at-law since 1971.
He is a director of Southern Union Company, a natural gas distribution company, having served as a past chairman of such company's Audit Committee and presently serving as chairman of the Human Resources Committee and member of the Long Term Stock Incentive Plan Committee. Mr. Pearson also served as First Selectman of the Town of Greenwich, Connecticut from 1983 until 1985.

     F. Craig Wilson has served as Chief Executive Officer and Chairman of the Board of Cortez III Service Corporation ("Cortez III") since March 1997. Cortez III provides logistics and technical services to various governmental agencies. Mr. Wilson also serves as President of EC III, Inc., a joint venture of Cortez III, and EG&G Inc. From 1993 to 1997, Mr. Wilson was Chief Operating Officer of Cortez III. See "Compensation Committee Interlocks and Insider Participation."

     Directors are elected for a one-year term and hold office until their successors have been elected and qualified or until such director's earlier resignation or removal.

Board Meetings

     The business of the Company is managed under the direction of the Board of Directors (the "Board"). The Board meets at least quarterly to review significant developments affecting the Company and to act on matters requiring approval by the Board. The Board held five meetings in Fiscal 2001. During such period, each member of the Board participated in at least 75% of all meetings of the Board and at least 75% of all applicable committee meetings.


EXECUTIVE COMPENSATION

Summary Executive Compensation Table

     The following table presents an overview of executive compensation paid by the Company and its subsidiaries during Fiscal 2001 and the Company's fiscal years ended April 30, 2000 ("Fiscal 2000") and April 24, 1999 ("Fiscal 1999") to the Company's Chief Executive Officer and its five other most highly compensated executive officers (the "Named Executive Officers"). Compensation for certain Named Executive Officers for a portion of Fiscal 1999 includes compensation paid by the Company's various subsidiaries to the Named Executive Officers prior to the spin-off of the Company and its subsidiaries from U.S. Office Products Company in June 1998.

                           Summary Compensation Table






                                                                                                     Long Term          All Other
                                                           Annual Compensation                     Compensation      Compensation($)
                                                           -------------------                     ------------      ---------------
                                               Fiscal                         Other Annual   Securities Underlying
Name and principal position                     Year   Salary($)  Bonus($)   Compensation($)      Options(#)
---------------------------                    ------  ---------  -------   ---------------- ---------------------
Thomas B. D'Agostino, Sr., President, Chairman   2001  $519,231   $500,000           --                      --     $ 13,729  (1)
 of the Board and Chief Executive Officer        2000   471,154    250,000           --                 200,000 (2)   11,173  (3)
                                                 1999   403,846    200,000           --               1,096,895      297,075  (4)

Thomas B. D'Agostino, Jr., Executive Vice        2001   373,804    250,000           --                      --        7,791  (5)
 President and President of the Workflow         2000   250,000    125,000      $75,839(6)                   --        4,061  (7)
 Solutions Division                              1999   199,422    100,000           --                 160,000      277,885  (8)


Steve R. Gibson, Executive Vice President and    2001   337,500    266,000           --                      --       10,280  (9)
 President of the Workflow Printing Division     2000   256,911    127,500           --                 235,000 (10) 161,753  (11)
                                                 1999   184,231     87,500           --                 175,000         438  (12)

Michael L. Schmickle, Executive Vice             2001   176,538    140,000           --                  50,000      12,989  (13)
 President, Chief Financial Officer and          2000   128,461     82,500           --                  50,000 (14)  9,634  (15)
 Secretary                                       1999    98,540     55,000           --                  50,000     133,626  (16)


Claudia S. Amlie, former Executive Vice          2001   145,384    140,000           --                  50,000      12,811  (18)
 President, Chief Administrative Officer,        2000   145,385     70,000           --                  50,000 (19)  8,947  (20)
 General Counsel and Secretary (17)              1999   108,077     55,000                               75,000         245  (21)


Richard M. Schlanger, former President and       2001   215,942    125,000           --                      --      53,906  (23)
 Chief Operating Officer of the Workflow         2000   251,868    125,000           --                      --      18,472  (24)
 Printing Division (22)                          1999   214,995    135,000           --                 137,500       3,014  (25)


_________________

(1) Includes $12,575 of insurance premiums and $1,154 of 401(k) plan contributions paid by the Company on Mr. D'Agostino, Sr.'s behalf.
(2)  These options were canceled effective October 20, 2000.
(3) Includes $10,106 of insurance premiums and $1,067 of 401(k) plan contributions paid by the Company on Mr. D'Agostino, Sr.'s behalf.
(4) Includes $3,746 of 401(k) plan contributions paid by the Company on Mr. D'Agostino, Sr.'s behalf. Also includes a one-time relocation payment of $169,635 and $123,694 of compensation received for stock options tendered to U.S. Office Products Company in connection with such company's Strategic Restructuring Plan prior to the Company's spin-off from U.S. Office Products Company.
(5) Includes $4,827 of insurance premiums and $2,964 of 401(k) plan contributions paid by the Company on Mr. D'Agostino, Jr.'s behalf.
(6) Represents value of an automobile purchased by the Company for Mr. D'Agostino, Jr.
(7) Includes $3,340 of insurance premiums and $721 of 401(k) plan contributions paid by the Company on Mr. D'Agostino, Jr.'s behalf.
(8) Includes $234 of insurance premiums and $240 of 401(k) plan contributions paid by the Company on Mr. D'Agostino, Jr.'s behalf. Also includes $277,411 of compensation received for stock options tendered to U.S. Office Products Company in connection with such company's Strategic Restructuring Plan prior to the Company's spin-off from U.S. Office Products Company.
(9) Includes $7,451 of insurance premiums and $2,829 of 401(k) plan contributions paid by the Company on Mr. Gibson's behalf
(10) 200,000 of these options were canceled effective October 20, 2000.
(11) Includes $7,154 of insurance premiums and $1,927 of 401(k) plan contributions paid by the Company on Mr. Gibson's behalf. Also includes a one-time relocation payment of $152,672.

(12) 401(k) plan contributions paid by the Company on Mr. Gibson's behalf.
(13) Includes $11,299 of insurance premiums and $1,690 of 401(k) plan contributions paid by the Company on Mr. Schmickle's behalf.
(14) These options were canceled effective January 5, 2001.
(15) Includes $9,005 of insurance premiums and $629 of 401(k) plan contributions paid by the Company on Mr. Schmickle's behalf.
(16) Includes $7,771 of insurance premiums and $2,103 of 401(k) plan contributions paid by the Company on Mr. Schmickle's behalf. Also includes a one-time relocation payment of $31,015 and $92,737 of compensation received for stock options tendered to U.S. Office Products Company in connection with such company's Strategic Restructuring Plan prior to the Company's spin-off from U.S. Office Products Company.
(17) Ms. Amlie resigned from the Company effective April 30, 2001.
(18) Includes $11,761 of insurance premiums and $1,050 of 401(k) plan contributions paid by the Company on Ms. Amlie's behalf.
(19) These options were canceled effective January 5, 2001.
(20) Includes $8,301 of insurance premiums and $646 of 401(k) plan contributions paid by the Company on Ms. Amlie's behalf.
(21) 401(k) plan contributions paid by the Company on Ms. Amlie's behalf.
(22) Mr. Schlanger resigned from the Company effective January 16, 2001.
(23) Includes $11,718 of insurance premiums and $1,803 of 401(k) plan contributions paid by the Company on Mr. Schlanger's behalf. Also includes $40,385 in severance payments.
(24) Includes $16,384 of insurance premiums and $2,088 of 401(k) plan contributions paid by the Company on Mr. Schlanger's behalf.
(25) 401(k) plan contributions paid by the Company on Mr. Schlanger's behalf.


Stock Incentive Plan and Stock Option Awards

     The Workflow Management, Inc. 1998 Stock Incentive Plan (the "Incentive Plan") was adopted on June 8, 1998 by U.S. Office Products Company ("USOP"), the Company's sole stockholder at the time, prior to USOP's distribution to its stockholders of all of USOP's shares of the Company's Common Stock on June 9,
1998 (the "Distribution").   The Incentive Plan provides for the issuance of
stock options, stock appreciation rights, restricted stock and other stock-based awards to non-employee directors, consultants and key employees of the Company and its subsidiaries. The purpose of the Incentive Plan is to promote the long-term growth and profitability of the Company by providing employees and non-employee directors with incentives to improve stockholder value and contribute to the growth and financial success of the Company, and by enabling the Company to attract, retain and reward highly motivated and qualified employees. The maximum number of shares of Company Common Stock that may be issued with respect to awards granted under the Incentive Plan is 4,392,894, which equaled 30% of the outstanding Common Stock following the Distribution. The maximum number of shares that may be issued with respect to awards granted under the Incentive Plan to an individual in a calendar year may not exceed 1,500,000 shares.

     The Incentive Plan is administered by the Compensation Committee of the Board of Directors. The Incentive Plan authorizes the Compensation Committee to make all awards. The Compensation Committee determines the prices, vesting schedules, expiration dates and other material conditions under which such awards may be exercised.

  No restricted stock, stock appreciation rights or stock-based awards other than stock option grants were awarded to any of the Named Executive Officers during Fiscal 2001 pursuant to the Incentive Plan. The following table sets forth information about stock option grants made to the Named Executive Officers during Fiscal 2001.

                       Option Grants In Last Fiscal Year

                                                                                                    Potential Realizable Value
                                                                                                    At Assumed Annual Rates of
                                                                                                     Stock Price Appreciation
                               Individual Grants                                                        For Option Term (1)
                               -----------------                                                        -------------------
                                             Percentage of
                                                 Total
                            Number of            Options
                             Shares            Granted to
                          Underlying          Employees in     Exercise Price
Name                    Options Granted        Fiscal Year        Per Share     Expiration Date          5%            10%
----                    ---------------        -----------        ---------     ---------------          --            --


Michael L. Schmickle        50,000(2)             8.83%            $11.313         05-24-10          $355,734       $901,500
Claudia S. Amlie            50,000(3)             8.83              11.313         11-25-02          $ 73,783       $153,477

___________
(1) In accordance with the rules of the Securities and Exchange Commission, the potential realizable values for such options shown in the table are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumed rates do not represent the Company's estimate or projection of the appreciation of shares of Common Stock of the Company.
(2) These options vest and become exercisable with respect to 33% of the underlying shares on each of the first three anniversaries of the date of grant.
(3) These options are fully vested and exercisable pursuant to Ms. Amlie's Severance Agreement as described herein.

     The table below sets forth information for each Named Executive Officer concerning the value of unexercised stock options at the end of Fiscal 2001. No Named Executive Officer exercised any stock options in Fiscal 2001.

                         Fiscal Year End Options Table


                                    Number of Securities
                               Underlying Unexercised Options                            Value of Unexercised In-The-Money
                                    At Fiscal Year-End (#)                                  Options At Fiscal Year-End ($)(1)
                                    ---------------------                                   --------------------------------
Name                           Exercisable           Unexercisable            Exercisable               Unexercisable
----                           -----------           -------------            -----------               -------------
Thomas B.  D'Agostino, Sr.     1,150,630                     --                       --                      --

Thomas B.  D'Agostino, Jr.       246,875                     --                   991(2)                      --

Steve R. Gibson                  210,000                     --                       --                      --
Michael L. Schmickle              81,246                 66,668                       --                      --

Claudia S. Amlie                 125,000                     --                       --                      --
Richard M. Schlanger             137,500                     --                       --                      --


(1) Amounts were calculated by multiplying the number of unexercised options by the closing price of the Company's Common Stock on the Nasdaq National Market System ("Nasdaq") on the last trading day of Fiscal 2001 ($6.84) and subtracting the aggregate exercise price of the options. Under Securities and Exchange Commission rules, an option is only considered in-the-money, for purposes of the chart, if the per share exercise price is less than $6.84.
(2) Of these options 30,875 are exercisable at $6.808 per share. 216,000 exercisable options were not in-the-money at fiscal year-end.


Retirement Savings Plan

     All of the Named Executive Officers and other eligible employees of the Company are eligible to participate in the Company's 401(k) Plan ("401(k) Plan"). The 401(k) Plan permits employees to contribute to the 401(k) Plan through voluntary payroll savings on a pretax basis. These contributions are matched by the Company in an amount equal to 25% of payroll savings contributions made by employees, up to 6% of an employee's total compensation. The Company's matching contributions vest over a period of five years after a participant's date of hire, at the rate of 25% after two years, 50% after three years, 75% after four years, and 100% after five years.

Executive Stock Loan Program

     During September 1998, pursuant to a program approved by the Board of Directors, the Company extended loans to certain of its key employees, including its executive officers, to finance the purchase by such persons of shares of Company Common Stock on the open market (the "1998 Stock Loan Program"). The 1998 Stock Loan Program loans are evidenced by unsecured, full recourse promissory notes bearing interest at 6.75% per annum. In Fiscal 2001, the Company extended additional loans to certain of its key employees, including its executive officers and certain non-employee Directors, to finance the purchase by such persons of shares of Company Common Stock on the open market (the "2000 Stock Loan Program"). The 2000 Stock Loan Program loans are evidenced by unsecured, full recourse promissory notes bearing interest at 8.0% per annum. The notes in connection with the 1998 Stock Loan Program and the 2000 Stock Loan Program currently provide for forgiveness of all outstanding principal and accrued interest in the event of a change of control of the Company prior to January 2, 2003. All principal and accrued interest under the loans is due and payable on January 2, 2003. As of April 30, 2001, the aggregate outstanding balance of principal and accrued interest on the 1998 Stock Loan Program loans and the 2000 Stock Loan Program loans to the Company's Named Executive Officers was as follows: Mr. D'Agostino, Sr., $2,042,590; Mr. Gibson, $903,445; Mr. D'Agostino, Jr., $490,845; Mr. Schmickle, $196,370; Mr. Schlanger, $57,080; and Ms. Amlie, $526,361.

Compensation of Directors

     Directors who are employees of the Company did not receive any extra compensation for attendance at Board or Committee meetings of the Company. During Fiscal 2001, the Board of Directors approved the Company's provision of life-time health insurance coverage for all Board members and their dependents who elect to accept such coverage (the "Director Health Benefit Program"). In Fiscal 2001, the Company made payments on behalf of certain Directors in connection with the Director Health Benefit Program, as follows: Mr. Brown, $1,844.56; Mr. Pakuris, $1,844.56; and Mr. Pearson, $6,226.26. During the first half of Fiscal 2001, the non-employee Directors of the Company received compensation for their service on the Board of Directors in the form of a stock grant of $5,000 worth of Company Common Stock and a cash payment of $2,000 as reimbursement for income taxes paid or payable in connection with such grant, for each calendar quarter of service. Thereafter, the non-employee Directors of the Company were allowed the option to continue receiving the aforementioned quarterly stock grants and tax reimbursements or to borrow up to $200,000 pursuant to the Company's 2000 Stock Loan Program with all interest accruing on such loans to be paid by the Company. The majority of the non-employee Directors chose to participate in the Company's 2000 Stock Loan Program. As of April 30, 2001, the outstanding balance of principal on such loans to the Company's non-employee Directors was as follows: Mr. Brown, $199,992; Mr. James, $199,992; Mr. Maiwurm, $199,992; Mr. Pakuris, $199,992; and Mr. Wilson, $199,992. In
addition, 15,000 immediately exercisable options to purchase the Company's Common Stock were issued to each non-employee Director pursuant to the Incentive Plan. The exercise price of these options was $6.50 the fair market value of the Company's Common Stock on the date of grant. The Company plans to continue its current policy concerning non-employee Director compensation in Fiscal 2002. Other than the Chairman of each Committee, who will receive an annual fee of $2,500, Directors did not receive separate compensation for serving on any of the Board Committees. See "Executive Compensation - Executive Stock Loan Program."

Executive Officer Employment, Severance and Change-in-Control Agreements

     The Company entered into an Employment Agreement with Thomas B. D'Agostino, Sr., dated April 30, 2000, as amended May 1, 2001, pursuant to which Mr. D'Agostino, Sr. serves as the President, Chairman of the Board and Chief Executive Officer of the Company (the "D'Agostino, Sr. Employment Agreement"). The term of the D'Agostino, Sr. Employment Agreement is four years, commencing April 30, 2000. Under the terms of the D'Agostino, Sr. Employment Agreement, Mr. D'Agostino, Sr. receives a current annual base salary of $530,000, and he is eligible to receive up to 100% of his base salary in bonus compensation which is payable in cash, stock options or other non-cash awards, as determined by the Compensation Committee based on specified performance criteria. He is also eligible to receive bonus compensation in excess of 100% of his base salary for extraordinary performance and exceptional Company results, as determined by the Compensation Committee, which is payable in cash, stock options or other non-cash awards. In the event that his employment is terminated without cause, Mr. D'Agostino, Sr. is entitled to receive his base salary and benefits for the longer of (i) six months from the date of termination or (ii) the remaining time under the term of the employment agreement. If Mr. D'Agostino, Sr. terminates his employment following (a) a material breach by the Company under the D'Agostino, Sr. Employment Agreement, or (b) his refusal to be relocated to another geographic location other than his current residence ("Termination for Good Reason"), he will be entitled to receive his base salary and benefits for the lesser of (i) six months from the date of termination or (ii) the remaining time under the term of the employment agreement. Following the expiration of the D'Agostino, Sr. Employment Agreement, a termination without cause or a Termination for Good Reason, Mr. D'Agostino, Sr. shall have the option to enter into a five-year consulting agreement with the Company, pursuant to which he shall render advisory services to the Company's Chief Executive Officer at an annual salary of $250,000 and continue to be an employee of the Company, subject to a non-competition covenant. The D'Agostino, Sr. Employment Agreement also contains a non-competition covenant which prohibits Mr. D'Agostino, Sr. from engaging in certain activities during the term of the employment agreement and for the longer of (i) a period of one year thereafter or (ii) as long as Mr. D'Agostino, Sr. continues to receive severance payments from the Company.

     Thomas B. D'Agostino, Jr. entered into an Employment Agreement with the Company and its iGetSmart.com subsidiary, on March 20, 2000, as amended May 1, 2001, pursuant to which Mr. D'Agostino, Jr. serves as the President of the Company's Workflow Solutions Division and President and Chief Executive Officer of iGetSmart.com (the "D'Agostino, Jr. Employment Agreement"). Steve R. Gibson entered into an Employment Agreement with the Company on April 30, 2000, as amended May 1, 2001, pursuant to which Mr. Gibson serves as the President of the Company's Workflow Printing Division (the "Gibson Employment Agreement"). The D'Agostino, Jr. Employment Agreement and the Gibson Employment Agreement each include: (i) an initial term of four years, commencing March 20, 2000 and April 30, 2000, respectively; (ii) a current annual base salary of $344,500; (iii) eligibility for up to 100% of base salary in bonus compensation, which is payable in cash, stock options or other non-cash awards, as determined by the Compensation Committee based on specified performance criteria; (iv) eligibility to receive bonus compensation in excess of 100% of base salary for extraordinary performance and exceptional Company results, as determined by the Compensation Committee, which is payable in cash, stock options or other non-cash awards; (v) in the event of a termination by the Company without cause, the right to receive base salary and benefits under the same terms as the D'Agostino, Sr. Employment Agreement; (vi) in the event of a Termination for Good Reason, the right to receive base salary and benefits as provided in the D'Agostino, Sr. Employment Agreement; and (vii) a non-competition covenant identical to the non-competition covenant in the D'Agostino, Sr. Employment Agreement.

     The Company has also entered into an Employment Agreement with Michael L. Schmickle, dated May 1, 2001, pursuant to which Mr. Schmickle serves as the Executive Vice President, Chief Financial Officer and Secretary of the Company (the "Schmickle Employment Agreement"). The general terms of the Schmickle Employment Agreement are as follows: (i) an initial term of two years; (ii) a current base salary of $180,200; (iii) eligibility to receive up to 100% of his base salary in bonus compensation, payable in cash, stock options or non-cash awards, as determined by the Compensation Committee based on specified performance criteria; (iv) eligibility to receive bonus compensation in excess of 100% of his base salary for extraordinary performance and exceptional Company results, as determined by the Compensation Committee, which is payable in cash, stock options or other non-cash awards; (v) a non-competition covenant identical to the non-competition covenant in the D'Agostino, Sr. Employment Agreement;
(vi) severance payments upon termination without cause under the same terms as the D'Agostino, Sr. Employment Agreement; and (vii) severance payments upon Termination for Good Reason under identical terms as the D'Agostino, Sr. Employment Agreement.

     In connection with a restructuring of the Company's management operations, the Company has also entered into Severance Agreements which terminated the employment agreements and change-in-control agreements of Richard M. Schlanger, former President and Chief Operating Officer of the Company's Workflow Printing Division (the "Schlanger Severance Agreement") and Claudia S. Amlie, former Executive Vice President, Chief Administrative Officer, General Counsel and

Secretary of the Company (the "Amlie Severance Agreement") (the Schlanger Severance Agreement and the Amlie Severance Agreement collectively, the "Executive Severance Agreements"). The Executive Severance Agreements have the following common terms and conditions: (i) waiver and release of the Company from any and all claims; (ii) non-disclosure of the Company's confidential information; (iii) agreement to cooperate with the Company after termination;
(iv) negative covenant prohibiting the former executive from making statements concerning the Company which could harm the Company's business interests; and
(v) survival of key provisions from the terminated employment agreements of each executive.

     The Schlanger Severance Agreement, dated January 16, 2001, contains the following additional terms: (i) bi-weekly severance payments for a one-year period, in the aggregate amount of $150,000; (ii) a lump-sum severance payment equal to $155,700 payable approximately one year after termination; (iii) continuation of health benefits for 18 months after termination pursuant to COBRA with reimbursement from the Company for Mr. Schlanger's share of the premiums; (iv) full vesting of his 137,500 existing options to purchase Company common stock and an extension of the exercise period until January 16, 2003; (v) extension of the maturity date on his $56,053 Executive Stock Loan until January 16, 2003 and release of Company's security interest in his 19,300 shares of Company common stock pledged in connection with such loan; (vi) assignment of Company's automobile lease and reimbursement for lease payments made by Mr. Schlanger for such automobile in the amount of $888.28 per month, until January 16, 2003; (vii) right to continued use of his office space at the offices of the Company's United Envelope, LLC subsidiary in New York, New York, until January 16, 2003; and (viii) the term of Mr. Schlanger's non-compete obligation was extended until January 16, 2004. Mr. Schlanger continues to provide consulting services to the Company upon request.

     The Amlie Severance Agreement, dated April 30, 2001, contains the following additional terms: (i) bi-weekly severance payments for a one-year period, in the aggregate amount of $222,600; (ii) continuation of health and dental benefits for 18 months after termination pursuant to COBRA with reimbursement from the Company for Ms. Amlie's share of the premiums; (iii) continuation of life insurance benefits for 18 months after termination; (iv) full vesting of her 125,000 existing options to purchase Company common stock and an extension of the exercise period until November 25, 2002; (v) extension of the maturity dates on Ms. Amlie's $526,361 Executive Stock Loans until February 1, 2003, including forgiveness of all amounts outstanding in the event of a change-of- control of the Company on or before May 25, 2002; (vi) transfer to Ms. Amlie of title to a Company automobile with an estimated value of $30,124; and (vii) agreement that Ms. Amlie shall provide consulting services to the Company as requested upon terms and conditions mutually agreed to by Ms. Amlie and the Company.

     Each of the Named Executive Officers, excluding Mr. Schlanger and Ms. Amlie, has also entered into written agreements with the Company which provide severance payments to such officers in the event of a Change of Control of the Company (the "Executive Severance Agreements"). A "Change of Control" is defined as follows: (a) the acquisition by a third party of more than 50% of the Company's outstanding Common Stock, (b) individuals who are current Board members cease for any reason to constitute at least a majority of the Board, (c) approval by the stockholders of the Company of a reorganization, merger or consolidation of the Company, or (d) approval by the stockholders of the Company of a liquidation, dissolution or sale of all or substantially all of the assets of the Company. For a period of three years after a Change of Control, an employee is entitled to receive a lump sum payment equal to three times such employee's annual salary and bonus, which bonus shall be equal to at least the highest annual bonus paid to such employee in the three fiscal years preceding the Change of Control (the "Severance Payment"), upon either of the following events: (i) termination of the employee without cause, and (ii) termination by the employee due to (x) a reduction in authority and duties which results in the diminution of such employee's position, or (y) the Company's failure to pay the employee's salary at the rate in effect prior to the Change of Control or to provide pre-existing benefits. The Executive Severance Agreements also provide that an employee may receive the Severance Payment if such employee voluntarily terminates his or her employment, for any reason or no reason, during a thirty day period commencing one year after the Change of Control. If the Severance Payment is subject to any excise tax or related interest or penalties, the employee shall also receive a gross-up payment from the Company. Any amounts due to an employee under his or her employment agreement are credited to amounts due under the Executive Severance Agreement. All rights and obligations that survive the termination or expiration of an employee's employment agreement, such as non-competition and confidentiality covenants of the employee, would continue to survive in accordance with their terms if the Executive Severance Agreements became effective upon a Change of Control.

Compensation Committee Interlocks and Insider Participation

     Mr. Thomas A. Brown, Sr. and Mr. James J. Maiwurm served as members of the Compensation Committee of the Company's Board of Directors during all of Fiscal 2001. Mr. Peter J. Pakuris was appointed as a member of the Compensation Committee on September 27, 2000 and served for the remainder of Fiscal 2001. None of such persons is an officer or employee, or former officer or employee, of the Company or any of its subsidiaries.

     During Fiscal 2001, an interlocking relationship existed and continues to exist, between a member of the Company's Board of Directors and the compensation committee of Cortez III Service Corporation, a New Mexico Corporation ("Cortez III"). F. Craig Wilson, a Director of the Company, is President, Chief Executive Officer and a member of the Board of Directors of Cortez III. The interlocking relationship has existed since July 20, 2000, when Steve R. Gibson, a Director and executive officer of the Company, was appointed to the Cortez III Board of Directors and elected Chairman of its Compensation Committee, in connection with a cash investment by the Company in Cortez III in return for Cortez III common stock. James J. Maiwurm, a Director of the Company, has also served on the Cortez III Board of Directors since July 20, 2000.

     On January 2, 2001, Craig Wilson purchased the outstanding common stock of Cortez III owned by the Company in exchange for a five-year promissory note in the principal amount of $1,789,000. The promissory note accrues interest at a rate of 18% per annum and is secured by a pledge of the Cortez III common stock purchased. The Company purchased the Cortez III common stock on April 21, 2000, for $1,550,000 in cash. The terms and conditions of the sale of the Cortez III shares are, in management's opinion, no less favorable than the terms and conditions that would have been available in an arm's length transaction with an unaffiliated third party.

Compensation Committee Report on Executive Compensation

     This report describes the Company's executive officer compensation strategy, the components of the compensation program and the manner in which the compensation determinations for Fiscal 2001 were made for the Company's President and Chief Executive Officer, Thomas B. D'Agostino, Sr., and the Company's other executive officers (collectively, the "Executive Officers").

     In addition to the information set forth above under "Executive Compensation," the Compensation Committee (the "Committee") is required to provide stockholders a report explaining the rationale and considerations that led to the fundamental executive compensation decisions affecting the Company's Executive Officers. In fulfillment of this requirement, the Compensation Committee, at the direction of the Company's Board of Directors, has prepared the following report for inclusion in this Proxy Statement. None of the members of the Compensation Committee are executive officers or employees of the Company.

Compensation Philosophy

     The compensation of the Company's Executive Officers is designed to attract, retain, motivate and reward qualified, dedicated executives, and to directly link compensation with (i) the Executive Officer's previous and anticipated performance, (ii) the contributions and responsibilities of the Executive Officer to the Company and (iii) the Company's cash flow and profitability, taking into account market conditions and the performance of competitors. None of these three factors is given more relative consideration than any other. The principal components of an Executive Officer's compensation package in Fiscal 2001 were (i) a base salary at a stated annual rate, together with certain other benefits as may be provided from time to time, (ii) discretionary cash bonuses, and (iii) stock option awards under the Company's 1998 Stock Incentive Plan. See " - Bonus Program" below.

Employment Agreements

     The Compensation Committee believes that written employment agreements are necessary to attract and retain a quality management team and are consistent with the Company's compensation philosophy. In connection with stock option awards to certain Executive Officers for such employees' performance, new employment agreements on substantially the same terms and conditions as then existing employment agreements were entered into on May 1, 2001. The Company also amended the employment agreements of certain Executive Officers on May 1, 2001. These new employment agreements and the amendments to certain existing employment agreements, had the effect of increasing certain benefits of key members of management. Further, separate severance agreements protecting key employees from the uncertainties that may arise in a change of control of the Company were already in existence. The principal terms of these employment and severance agreements are described under "- Executive Officer Employment and Change in Control Agreements" above.

Bonus Program

     In Fiscal 2001, the Company awarded cash bonuses to Executive Officers based upon individual performance and financial performance of the Company. The Compensation Committee expects that such bonuses will continue to be awarded in the future. Several of the financial performance factors considered by the Committee include growth of net earnings per share of the Company (with and without extraordinary items), improvement in the Company's operating margin, and increase in the Company's revenues. These factors, among others, are set forth in each Executive Officer's employment agreement as criteria for bonuses. The Committee considered other factors, such as the current economic environment, the Company's financial accomplishments compared to its industry competitors and significant non-financial accomplishments of the Company. The Committee also reviewed the Executive Officers' individual contributions to the Company's acquisition and internal growth strategies, as well as such officers' performance in view of his or her duties and responsibilities.

1998 Stock Incentive Plan

     The Board and the Compensation Committee strive to compensate key employees of the Company in a manner that aligns closely the interests of such key employees with the interests of the Company's stockholders. In furtherance of this goal, the Compensation Committee has awarded stock options to the Executive Officers under the Company's Stock Incentive Plan. The purpose of the Incentive Plan is to support the business goals of the Company and to attract, retain and motivate management officials of high caliber by providing incentives that will, through the award of options to acquire the Company's Common Stock, associate more closely the interests of Executive Officers and key employees of the Company with the interests of the Company's stockholders. See "Stock Incentive Plan and Stock Option Awards" above.

Compensation of the Chief Executive Officer

     In May 2000, Thomas B. D'Agostino, Sr. received a cash incentive bonus of $500,000 which was equal to 100% of his base salary then in effect, and in May, 2001, his base salary was increased by $30,000 to $530,000. The Compensation Committee approved such compensation based on the Company's continued performance under Mr. D'Agostino, Sr.'s leadership. In particular, the Committee noted the Company's financial results on both a quarterly and yearly basis, taking into account market conditions and the performance of industry competitors, and the Company's consummation of strategic acquisitions. The Committee also reviewed the salaries of chief executive officers in the Company's peer group in approving Mr. D'Agostino, Sr.'s cash compensation.

                            o Thomas A. Brown, Sr.
                            o James J. Maiwurm
                            o Peter J. Pakuris

     THE PRECEDING "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION" AND THE STOCK PERFORMANCE GRAPH AND AUDIT COMMITTEE REPORT BELOW SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, OR INCORPORATED BY REFERENCE IN ANY DOCUMENTS SO FILED.

Company Stock Price Performance

     The following graph shows a comparison of cumulative total stockholder returns for (i) the Company, (ii) the Russell 2000 Index, and (iii) certain SIC Code Indices pertaining to the Company's commercial printing operations for the period beginning June 10, 1998 and ending April 30, 2001. Prior to June 10, 1998, there was no public market for the Common Stock. The total stockholder return assumes $100 invested at the beginning of the period in the Company's Common Stock, the Russell 2000 Index, and the SIC Code Indices, including reinvestment of dividends.

            Comparison of Cumulative Total Return Among The Company,
                             Russell 2000 Index and
                                SIC Code Indices



                                    [GRAPH]


                                       Return        Return        Return        Return        Return       Return
                        06/10/98      07/25/98      10/24/98      01/23/99      04/24/99      07/24/99     10/23/99
-------------------------------------------------------------------------------------------------------------------

Workflow                 100.00         69.44         55.56         79.17        120.83        163.89        126.39
 Management, Inc.
-------------------------------------------------------------------------------------------------------------------
Russell 2000 Index       100.00         92.10         83.29         94.00         95.24         97.90         94.36
-------------------------------------------------------------------------------------------------------------------
SIC Code 2752 Index      100.00         95.57         81.07        106.16         77.07         76.20         60.74
-------------------------------------------------------------------------------------------------------------------
SIC Code 2761 Index      100.00         82.26         83.44         91.08         89.55         89.60         76.19
-------------------------------------------------------------------------------------------------------------------



                                      Return        Return        Return        Return        Return        Return
                       06/10/98      01/22/00      04/30/00      07/31/00      10/31/00      01/31/01      04/30/01
-------------------------------------------------------------------------------------------------------------------
Workflow                 100.00        312.50        155.56         77.78         65.28         92.37         76.00
 Management, Inc.
-------------------------------------------------------------------------------------------------------------------
Russell 2000 Index       100.00        109.16        111.34        109.95        109.33        111.67        106.61
-------------------------------------------------------------------------------------------------------------------
SIC Code 2752 Index      100.00         69.42         54.19         58.39         46.18         52.00         52.01
-------------------------------------------------------------------------------------------------------------------
SIC Code 2761 Index      100.00         68.96         66.52         53.73         58.69         82.86         76.34
-------------------------------------------------------------------------------------------------------------------



Audit Committee Report

     The Audit Committee of the Board of Directors is composed of three non-employee directors and holds regularly scheduled meetings preceding the first meeting of the Board each quarter. Under Nasdaq listing standards, the Company's Audit Committee must have at least three members. Two of the Company's Audit Committee Members, Roger J. Pearson and Thomas A. Brown, Sr., are "independent" directors as the term independent is defined by Nasdaq. Gus J. James, II, the third member of the Audit Committee, is not independent under Nasdaq standards because of legal fees paid over the last four years by the Company to Kaufman & Canoles, the Company's outside legal counsel. Mr. James is the President, Chairman and a shareholder of Kaufman & Canoles. See "Certain Relationships and Related Transactions" below. Nasdaq standards permit the Company to appoint one non-independent director to the Audit Committee if the Company's Board, under exceptional and limited circumstances, determines that membership on the Committee by a non-independent director is required by the best interests of the Company and its stockholders. The Company believes that Mr. James' extensive background in financial, business and accounting matters allows him to provide valuable advice and counsel to the Audit Committee. The Company's Board therefore has determined that Mr. James' service on the Audit Committee is in the best interests of the Company and its stockholders. The Committee held four meetings during Fiscal 2001. The responsibilities of the Committee are set forth in its Charter, which is reviewed and amended periodically, as appropriate.

     The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility of the financial statements and the reporting process, including the system of internal controls. In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by Statement of Auditing Standards No. 61 (Communication With Audit Committees). In addition, the Committee has discussed with the independent auditors the auditors' independence from the Company and its management, including the matters in the written disclosures required by the

Independence Standards Board Standards No. 1 (Independence Discussions with Audit Committees). The Committee has also considered whether the provision of non-audit related services by the independent auditors is compatible with maintaining the independence of such independent auditors. The Committee discussed with the Company's internal and independent auditors the overall scope and specific plans for their respective audits.

     The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The meetings also are designed to facilitate any private communications with the Committee desired by the internal auditors or independent accountants. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements of the Company be included in the Company's Annual Report on Form 10-K for Fiscal 2001, for filing with the Securities and Exchange Commission. The Committee and the Board also have recommended, subject to stockholder approval, the selection of the Company's independent auditors, PricewaterhouseCoopers LLP.

                              o Roger J. Pearson
                              o Thomas A. Brown, Sr.
                              o Gus J. James, II


Independent Auditor Fees and Other Matters

Audit Fees.

     In Fiscal 2001, PricewaterhouseCoopers LLP billed the Company an aggregate of approximately $386,000 in fees and expenses for professional services rendered in connection with the audit of the Company's financial statements for the most recent fiscal year and the reviews of the financial statements included in each of the Company's Quarterly Reports on Form 10-Q during Fiscal 2001.

Financial Information Systems Design and Implementation Fees.

     In Fiscal 2001, PricewaterhouseCoopers LLP did not bill the Company for any fees and expenses in connection with financial information systems design or implementation, the operation of its information system or the management of its local area network.

All Other Fees.

     PricewaterhouseCoopers LLP billed the Company an aggregate of approximately $1,500,000 in fees and expenses for other services rendered to the Company in Fiscal 2001. A substantial portion of these fees and expenses were for services traditionally provided by auditors, including work performed in connection with tax matters, due diligence procedures performed in connection with mergers and acquisitions, fees associated with the abandoned public offering of the Company's iGetSmart.com, Inc. subsidiary and other financial consulting services.

Certain Relationships and Related Transactions

     The Company has retained the law firm of Kaufman & Canoles in connection with certain legal representations. Gus J. James II, a Director of the Company, is the President, Chairman and a shareholder of Kaufman & Canoles.

     On January 12, 2001, the Company extended a loan to Richard M. Schlanger, the Company's former Workflow Printing Division President and Chief Operating Officer, in the principal amount of $250,000. The loan accrues interest at a rate of 8% per annum and is payable in full on or before January 12, 2003.

     On January 2, 2001, the Company sold 20% of the outstanding common stock of Cortez III Service Corporation, a New Mexico corporation ("Cortez III") to F. Craig Wilson, a Director of the Company, in exchange for a promissory note in the principal amount of $1,789,000. F. Craig Wilson is President, Chief Executive Officer and a member of the Board of Directors of Cortez III. For a further description of this transaction, see "Compensation Committee Interlocks and Insider Participation" above.

     On December 19, 2000, the Company extended a loan to Steve R. Gibson, a Director of the Company and the Company's Workflow Printing Division President, in the principal amount of $330,000. The loan was non-interest bearing and was repaid in full on April 4, 2001.

     On December 8, 2000, the Company repaid in full all amounts outstanding in connection with approximately $4.9 million in subordinated unsecured notes with attached warrants issued January 19, 1999 (the "Subordinated Notes") to certain members of the Company's management, including Thomas B. D'Agostino, Sr., the Company's Chairman, President and Chief Executive Officer and Richard M. Schlanger. The Company had used the proceeds from the Subordinated Notes to repurchase and retire Company Common Stock. The Subordinated Notes were to mature on January 18, 2009, and had a stated coupon of 12% payable semi-annually in arrears. During Fiscal 2001, the Company made semi-annual interest payments on the Subordinated Notes to Messrs. D'Agostino, Sr. and Schlanger which totaled $406,608 and $76,368, respectively. As provided under the terms of the Subordinated Notes, upon repayment in full of such notes, warrants previously issued to the note holders were returned to the Company and reissued in an amount sufficient to provide a 15% total annual return to each holder. Such warrants are exercisable into shares of Company Common Stock at a nominal cost. During Fiscal 2001, the Company issued 30,606 warrants to Mr. D'Agostino, Sr. and 5,749 warrants to Mr. Schlanger, in connection with the repayment of the Subordinated Notes. Based upon an analysis performed by Wachovia Bank, N.A., an independent lending institution which acted as a financial advisor to the Company, management believes that the terms and conditions of the Subordinated Notes were no less favorable than the terms and conditions that would have been available in an arm's-length transaction with unaffiliated third parties.

     On September 30, 2000, the Company extended a loan to Steve R. Gibson in the principal amount of $225,000. The loan was non-interest bearing and was repaid in full on April 26, 2001.

     On October 1, 1999, United Envelope LLC ("United"), one of the Company's principal subsidiaries, entered into a 7 1/2-year lease with an entity owned and controlled by Richard M. Schlanger and another member of the Company's management ("TLG") for office space in New York, New York, which replaced an existing lease among the same parties for the same office space. On February 28, 1998, Astrid Offset Corp., a subsidiary of United which has since been merged into United, entered into a 9 1/4-year lease with TLG for other office space located in the same building as the United office space. Aggregate monthly rent payments of approximately $117,000 each were made in Fiscal 2001 under the terms of the two leases described above. The terms and conditions of the leases are based on the market value of the office space and, in management's opinion, are comparable to rents that would be charged by parties not affiliated with the Company. In Fiscal 2001, the Company contributed approximately $101,000 in the aggregate for repairs and improvements to the office space under both of the above-described leases.

     On January 8, 1999, the Company entered into a ten-year lease, with a purchase option, for corporate office space in Palm Beach, Florida in a building partially owned by Thomas B. D'Agostino, Jr., a Director of the Company and the Company's Workflow Solutions Division President and his brother. The terms and conditions of the ten-year lease are based on the market value of the office space and, in management's opinion, are comparable to rents that would be charged by parties not affiliated with the Company. In connection with such lease, the Company entered into an agreement with the landlord's lender, Bank of America, N.A., and the landlord, pursuant to which the Company agreed to purchase the building at a discount in the event the landlord defaults on its financing arrangement with the lender. In Fiscal 2001, the Company contributed $549,948 for repairs and improvements to the office space and building. Monthly rent payments of $30,833 each were made during Fiscal 2001. In connection with its restructuring plan, the Company has negotiated an early termination of this lease, expected to occur on August 31, 2001. The landlord has agreed to reimburse the Company for tenant improvements made to the premises in the aggregate amount of $1,200,000. $500,000 of such reimbursement shall be remitted upon termination of the lease and the remainder shall be disbursed in increments of $70,000 annually, for a period of ten years thereafter. In connection with the lease termination, the Company has agreed to remit a broker fee of $300,000 to the broker responsible for locating the replacement tenant.

     On December 21, 1998, SFI, one of the Company's principal subsidiaries, entered into a ten-year lease with an entity owned in part by Thomas B. D'Agostino, Jr. and his brother for office space in Norfolk, Virginia. Monthly rent payments of $22,498 each were made in Fiscal 2001 for the office space. The terms and conditions of the lease are based on the market value of the office space and, in management's opinion, are comparable to rents that would be charged by parties not affiliated with the Company. In Fiscal 2001, the Company contributed $145,252 for repairs and improvements to the office space.

     On November 30, 1998, the Company acquired all of the outstanding membership interests of Direct Pro LLC, a New York limited liability company, for an aggregate purchase price of approximately $7,000,000 consisting entirely of cash. Additional consideration was paid by the Company in the form of an earn- out over three years following the acquisition based on the earnings of

Direct Pro LLC. Prior to its acquisition by the Company, Direct Pro LLC was 66 2/3% owned by an entity owned and controlled by Richard M. Schlanger and another member of the Company's management. During Fiscal 2001, $658,368 in earn-out payments was paid by the Company to the sellers. The terms and conditions of the acquisition of Direct Pro LLC are, in management's opinion, at arm's-length and comparable to the structure, terms and conditions of other acquisitions consummated by the Company. As of April 30, 2001, no further obligation exists in connection with the earn-out payments.

     During September 1998 and Fiscal 2001, pursuant to a program approved by the Board of Directors, the Company extended loans to certain of its key employees, including its executive officers and non-employee Directors, to finance the purchase by such persons of shares of Company Common Stock on the open market. The loans are evidenced by full recourse promissory notes bearing interest at 6.75% and 8.0% per annum. All principal and accrued interest under the loans become due and payable on January 2, 2003 and such amounts shall be forgiven in the event of a change of control of the Company prior to January 2, 2003. See "Executive Compensation - Executive Stock Loan Program." See also "Executive Compensation - Compensation of Directors."

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who beneficially own more than 10% of a registered class of equity securities of the Company to file initial reports of ownership (Forms 3) and reports of changes in beneficial ownership (Forms 4 and 5) with the Securities and Exchange Commission ("SEC") and Nasdaq. Such persons are also required under the rules and regulations promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all reporting requirements under Section 16(a) for Fiscal 2001 were met in a timely manner by its directors, officers and greater than 10% beneficial owners.

               PROPOSAL 2. RATIFICATION OF APPOINTMENT OF AUDITORS

  The Board of Directors has selected and approved PricewaterhouseCoopers, LLP ("PWC") as the firm of independent certified public accountants to audit the financial statements of the Company for the fiscal year ending April 30, 2002, and the Board of Directors desires that such appointment be ratified by the Company's stockholders. PWC audited the Company's financial statements for the fiscal years ended April 25, 1998, April 24, 1999, April 30, 2000 and April 30, 2001. A representative of PWC will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires, and will be available to respond to appropriate questions

OTHER MATTERS

     The Board of Directors does not know of any matters that will be presented for action at the Annual Meeting other than those described above or matters incident to the conduct of the Annual Meeting. If, however, any other matters not presently known to management should come before the Annual Meeting, it is intended that the shares represented by the Proxy will be voted on such matters in accordance with the discretion of the holders of such Proxy.

SUBMISSION OF PROPOSALS AND OTHER MATTERS RELATED TO 2002 ANNUAL MEETING

     The next Annual Meeting of Stockholders will be held on or about September 27, 2002. Any stockholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company's proxy statement, must comply with SEC Rule 14a-8 and must submit the proposal in writing no later than April 22, 2002. The deadline for stockholders to notify the Company of non-Rule 14a-8 matters that may be raised for consideration at the next Annual Meeting is July 6, 2002. All such proposals and notifications should be sent to Thomas B. D'Agostino, Sr., President, Chairman of the Board and Chief Executive Officer, at 240 Royal Palm Way, Palm Beach, Florida 33480.

     Under the terms of the Company's amended Bylaws, July 6, 2002 is also the deadline for stockholders to notify the Company of an intention to nominate candidates for directors at the next Annual Meeting of Stockholders. Such nominations must comply with the notice provisions adopted by the Board of Directors and included in the Company's Bylaws. These notice provisions require that nominations by stockholders of director candidates set forth the following information: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner, (ii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of common stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (iv) a description of all arrangements or understandings between the stockholder or beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder. Generally, nominations are required to be delivered to the Company not later than 45 days before the date on which the Company first mailed its proxy materials for the prior year's annual meeting of stockholders.

GENERAL

  The Company's 2001 Annual Report to Stockholders accompanies this Proxy Statement. The 2001 Annual Report to Stockholders does not form any part of the material for the solicitation of Proxies. Upon written request, the Company will provide stockholders with a copy of its Annual Report on Form 10-K for Fiscal 2001 (the "Form 10-K"), as filed with the SEC, without charge. Please direct written requests for a copy of the Form 10-K to: Thom Scott, Vice President of Corporate Marketing, Workflow Management, Inc., 240 Royal Palm Way, Palm Beach, Florida 33480.


             PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY

                       By Order of the Board of Directors


                                August 20, 2001

        Please mark your                                                 5707
[X]     vote as in this
        example.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDER- SIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2.


                    FOR     WITHHOLD                                FOR     AGAINST ABSTAIN
1.Election of      [   ]     [   ]                  Nominees:                                               2.  To ratify the
  Directors                                         01. Thomas A. Brown, Sr.       05. Gus J. James, II         appointment of
                                                    02. Thomas B. DAgostino, Sr.   06. James J. Maiwurm         Pricewaterhouse
                                                    03. Thomas B. DAgostino, Jr.   07. Peter J. Pakuris         Coopers LLP as
For, except vote withheld from the following        04. Steve R. Gibson            08. Roger J. Pearson         the Companys
nominee(s):                                                                        09. F. Craig Wilson          independent
                                                                                                                auditors for the
--------------------------------------------------------------------------------------------------------        2002 fiscal year.
                                                                                                        FOR      AGAINST   ABSTAIN
                                                                                                       [   ]      [   ]     [   ]


                                                                           If you plan to attend the Annual Meeting, please   [   ]
                                                                           check here.



                                                                           PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY.
                                                                           THANK YOU.




Signature of Stockholder(s) ____________________________________ Date:__________
Note:   Signature should agree with name on stock certificate as printed hereon.
        Executors, administrators, trustees and other fiduciaries should so indicate when signing.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE




WORKFLOW MANAGEMENT, INC.

Dear Stockholder:

We encourage you to vote your shares electronically this year either by telephone or via the Internet. This will eliminate the need to return your proxy card. You will need your proxy card and Social Security number (where applicable) when voting your shares electronically. The Voter Control Number that appears in the box above, just below the perforation, must be used in order to vote by telephone or via the Internet.

The EquiServe Vote by Telephone and Vote by Internet systems can be accessed 24-hours a day, seven days a week up until the day prior to the meeting.

To Vote by Telephone:
---------------------
Using a touch-tone phone call Toll-free:          1-877-PRX-VOTE(1-877-779-8683)

To Vote by Internet:
--------------------
Log on to the Internet and go to the website: http://www.eproxyvote.com/work
Note: If you vote over the Internet, you may incur costs such as telecommunication and Internet access charges for which you will be responsible.

                       THANK YOU FOR VOTING YOUR SHARES.
                            YOUR VOTE IS IMPORTANT!

 Do Not Return this Proxy Card if you are Voting by Telephone or the Internet.

                                     PROXY

                           WORKFLOW MANAGEMENT, INC.

                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
              FOR ANNUAL MEETING OF STOCKHOLDERS, OCTOBER 1, 2001

          The undersigned hereby appoints Thomas B. D'Agostino, Sr. and Gus J. James, II and each of them, jointly and severally, with power of substitution, to vote on all matters which may properly come before the 2001 Annual Meeting of Stockholders of Workflow Management, Inc., or any adjournment thereof.

                 (Continued and to be signed on reverse side.)
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                        Please date, sign and mail your
                      proxy card back as soon as possible!

                         Annual Meeting of Stockholders
                           WORKFLOW MANAGEMENT, INC.

                                October 1, 2001